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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
CMGI, Inc.:

We consent to the incorporation by reference in the registration statement of CMGI, Inc. (formerly CMG Information Services, Inc.) on Form S-3 with which this consent is being filed, of our report dated September 22, 1998, with respect to the consolidated balance sheets of CMGI, Inc. as of July 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended July 31, 1998, which report appears in the July 31, 1998 annual report on Form 10-K of CMGI, Inc.


                                                       /s/ KPMG Peat Marwick LLP

                                                           KPMG PEAT MARWICK LLP


     Boston, Massachusetts
     February 3, 1999